Exhibit 10.1

Confidential	July 15, 2014

July 15, 2014

Tech 9 Inc.
Robert Oswald, CEO
205-5401 Eglinton Ave West
Toronto, ON M9C 5K6

Dear Mr. Oswald:

This Letter of Intent (the "L01") is made and entered into as of the 15th day of July 2014 between Perk International, Inc. a company formed under the laws of the State of Nevada (hereinafter referred to as "Perk"), and Tech 9 Inc. (hereinafter referred to as "Tech9 "), a Corporation formed under the laws of the Province of Ontario and the persons executing this Agreement listed on the signature page hereto (referred to collectively as the "PERK Shareholders" and "TECH9 shareholders).

The purpose of this letter is to set forth certain understandings between PERK and its principal shareholders, and TECH9 . Both parties hereto shall be bound by their individual rights and obligations with respect to the matters contained herein. The contemplated transactions are:

PERK desires to acquire all the Common Stock representing 100% ownership of TECH9 and TECH9 wishes to have all its common stock representing 100% ownership of TECH9 acquired by PERK, on terms and conditions to be set forth in a Share Exchange Agreement ("SEA") (the "Exchange" or "Exchange Offer"), so that TECH9 will become a wholly owned subsidiary of the Perk.

1.     Perk International, Inc. is a fully registered and current reporting company with the US Securities and Exchange Commission (the "SEC"). The Company's capitalization as of this day is as follows:

a.	Authorized Common shares:	250,000,000	75,000,000 issued
b.	Common shares Restricted:	45,000,000
c.	Common shares:	30,086,668
d.	Warrants:	29,913,332	(one warrant and $0.15 buys one share of common stock. The underlying share of common stock is registered via an S-1 Registration statement)

2.     The current business operation in PERK will be discontinued and the two current Officers and Directors will then resign as Officers and Directors and retire the 45,000,000 shares of restricted stock currently owned by them (22,500,000 shares each) . These shares will be retired to PERK Treasury.

3.     TECH9 insiders will then exchange 100% of their equity ownership in TECH9 for 70,000,000 shares of restricted PERK shares which will be issued by PERK Treasury. Robert Oswald and Matt O'Brien will then be installed as new Officers and Directors of Perk.

4.     Capitalization at time SEA is Executed and Dated:

a.	Authorized shares:	250,000,000	100,000,000 Issued
b.	OS owned by Tech9 shareholders:	70,000,000	(Restricted)
c.	CIS legacy shareholders:	30,086,668	(Free)
d.	Warrants:	29,913,332	(The number of free trading shares may increase while the same amount of Warrants may decrease prior to the SEA being executed if additional warrants are exercised into common stock).

5.     Any and all accrued salaries due Robert Oswald and Matt O'Brien per their individual employment agreements with Tech9 will be cancelled as of this date. From t is date forward they can commence accruing salary. Based on emloyment  contracts in  place.

6.     Tech9 management shall enter into employment agreements at current levels of compensation and such compensation shall remain until such time as the company has net free cash flow.

7.      No material adverse change may occur in business (loss of a major order/client), operations, or financial condition of Tech9 which shall include:

i.	a material adverse change in the financial condition or creditworthiness of Tech9 or any guarantor,

ii.	a material adverse effect relating to Tech9 's ability to perform its obligations or responsibilities under any loan documents, and

iii.	a material adverse change concerning the validity or enforceability of any loan documents.

8.     Tech9 is not a party to any material litigation within the past two years or the subject of any threat of material litigation, Litigation shall be deemed "material" if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate.

9.     Tech9 will undergo two years audit and interim financial statement prepared by SEC qualified auditor which must be completed within 60 days from the date the LOI is executed. Such audited financial statements shall be made part of the Supper 8K Perk is to file within 4 days after execution of the SEA. The cost for the audit and preparation of the Supper 8K will be covered by Tech9 . Tech9 's non-compliance will cause the LOI to be cancelled and or SEA to be unwound.

10.   Tech9 will cover the cost of all future financial filings (quarterly and annual reports) from the dated SEA onward.

11.   Tech9 guarantees it will continue to be a current filer with the SEC.

12.   Tech9 guarantees that it will provide (or its attorney) any and all opinion letters, brokerage firm deposit letters, waivers for medallion signature guarantee (providing shareholder provides proof of he/she is via passport or driver's license) or any document a brokerage firm requires for purposes of depositing shares into a brokerage firm. A violation of this covenant will be deemed to have transpired if Tech9 does not provide necessary documentation within 5 days of written notification. Each violation will result in a mandatory $10,000 payment to the shareholder per occurrence.

13.    New Management will be prohibited from doing the following for 18 months from the date the SEA is executed:

a.	Sell common stock or any instrument converting into common stock (Convertible Debt or Convertible Preferred, Warrants, etc.) below $0.15 per share.
b.	Reverse split the common stock.
c.	Issue any instruments that have voting rights superior than the company's common stock.

d.	No cashless exercise for warrants.
e.	No S-8 options exercisable below $0.15.
f.	Implement Section 9 (Redemption of Warrants) of Investor Warrants dated Jan 8, 2014 providing that at least 25% of the warrants have not been exercised (warrant agreement attached).

A violation of anyone of these covenants will trigger standard Anti-dilution provisions for all shareholders so that legacy shareholders are brought back to their ownership percentage level prior to such violation occurring.

14.   The Company currently has a S-1 registration statement outstanding which covers the underlying common stock of the warrants. This Registration Statement went effective September 30, 2013. Tech9 Management guarantees to keep the current registration statement effective by filing a post effective registration statement until the expiration (September 30, 2017) of the warrants providing that a minimum of 25% of the warrants have not been exercised. Tech9 will cover all associated costs of such registration. A new Post Effective Registration statement needs to be filed in September 2014. Only shares underlying the current warrants outstanding may be registered in the registration statement.

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

If the foregoing correctly states the general understanding that has been reached between us, please so indicate by signing in the space provided and returning this letters to us.

/s/ Andrew Gaudet
Andrew Gaudet,President
Perk International Inc.

/s/ Robert Oswald
Robert Oswald, President
Tech 9 Inc.

/s/ Matt O'Brien
Matt O'Brien
Corporate Secretary